Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-290785), the Registration Statement on Form S-1 (File No. 333-282387), and the Registration Statement on Form S-8 (File No. 333-257340, File No. 333-265950, File No. 333-283453, and File No. 333-287986) of RYTHM, Inc. (formerly known as Agrify Corporation) of our report dated March 3, 2026, relating to the consolidated financial statements of RYTHM, Inc. as of December 31, 2025 and 2024 and for the two years in the period ended December 31, 2025, appearing in the Annual Report on Form 10-K of RYTHM, Inc. for the year ended December 31, 2025.

/s/ GuzmanGray

Costa Mesa, California

March 3, 2026